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                                                                     EXHIBIT 4.2

                               SECURITY AGREEMENT

         This SECURITY AGREEMENT (this "AGREEMENT") is dated as of September 30, 2003 and entered into by and among Hines Nurseries, Inc., a California corporation ("COMPANY"), Enviro-Safe Laboratories, Inc., a Florida corporation ("Enviro-Safe"), Hines SGUS Inc. (formerly known as SunGro Horticulture, Inc.), a Nevada corporation ("SGUS"), Hines Horticulture, Inc., a Delaware corporation ("HOLDINGS"), and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 21 hereof (each of Company, Enviro-Safe, SGUS, Holdings and each Additional Grantor being a "GRANTOR" and collectively the "GRANTORS") and Deutsche Bank Trust Company Americas, as Agent for and representative of (in such capacity herein called "SECURED PARTY") the Beneficiaries (as hereinafter defined).

                             PRELIMINARY STATEMENTS

         A. Company, Enviro-Safe and SGUS, as borrowers, have entered into the Credit Agreement dated as of September 30, 2003 (said Credit Agreement, as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; the terms defined therein and not otherwise defined herein being used herein as therein defined), with the financial institutions party thereto as Lenders (the "LENDERS"), and Deutsche Bank Trust Company Americas ("DB"), as agent for Lenders (in such capacity, the "AGENT"), which Credit Agreement amends and restates in its entirety the Amended and Restated Credit Agreement dated as of June 26, 1998, by and among Company, the financial institutions listed therein as lenders, Bank of America, N.A., as syndication agent, Harris Trust and Savings Bank, as documentation agent, and Deutsche Bank Trust Company Americas, as agent for such lenders, as amended to the date hereof (the "EXISTING CREDIT AGREEMENT").

         B. Each of Holdings, Enviro-Safe and SGUS have guaranteed the obligations of Company under the Existing Credit Agreement and the other Credit Documents related thereto, and Holdings hereby confirms that it continues to guarantee the Obligations under the Credit Agreement and the Credit Documents pursuant to the Holdings Guaranty dated of even date herewith (the "HOLDINGS GUARANTY"), which Holdings Guaranty amends and restates in its entirety the Amended and Restated Holdings Guaranty dated as of June 26, 1998, as amended to the date hereof (the "EXISTING HOLDINGS GUARANTY").

         C. (i) Company has secured its obligations under the Existing Credit Agreement pursuant to a Company Security Agreement dated as of August 4, 1995, a Collateral Account Agreement dated as of August 4, 1995, a Company Pledge Agreement dated as of August 4, 1995, a Company Trademark Collateral Security Agreement and Conditional Assignment dated as of August 4, 1995, and a Company Patent Collateral Assignment and Security Agreement dated as of August 4, 1995,
(ii) Holdings has secured its obligations under the Existing Holdings Guaranty pursuant to a Holdings Pledge Agreement dated as of August 4, 1995, (iii) SGUS has secured its obligations under the Amended and Restated Domestic Subsidiary Guaranty dated as of June 26, 1998, pursuant to a Domestic Subsidiary Security Agreement dated as of August 4, 1995, a Domestic Subsidiary Pledge Agreement

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dated as of August 4, 1995, a Domestic Subsidiary Trademark Collateral Security
Agreement and Conditional Assignment dated as of August 4, 1995, and a Domestic Subsidiary Patent Collateral Assignment and Security Agreement dated as of June 26, 1998, and (iv) Enviro-Safe has secured its obligations under the Amended and Restated Domestic Subsidiary Guaranty dated as of June 26, 1998, pursuant to a Domestic Subsidiary Security Agreement dated as of March 3, 2000 and a Domestic Subsidiary Pledge Agreement dated as of March 3, 2000 in each case as amended to the date hereof (collectively, the "EXISTING COLLATERAL DOCUMENTS").

         D. Each of Company, Holdings, Enviro-Safe and SGUS hereby confirms that the security interests granted and perfected under the Existing Collateral Documents will continue to secure their Obligations under the Credit Agreement, the Holdings Guaranty and the other Credit Documents to which they are a party.

         E. Each of the parties hereto desire to enter into this Agreement as an amendment, restatement and consolidation of each of the Existing Collateral Documents to which they are a party.

         F. Each of Company, Holdings, Enviro-Safe, SGUS and each other Grantor from time to time becoming a party to this Agreement desire to further secure their Obligations under the Credit Agreement, the Holdings Guaranty and the other Credit Documents to which they are a party by entering into this Agreement and granting the security interests provided for herein.

         G. Company may from time to time enter, or may from time to time have entered, into one or more Derivative Contracts with one or more Derivative Counterparties in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Derivative Contracts, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Credit Documents, be secured hereunder.

         H. It is a condition precedent to the continuation of and new extension of credit by Lenders under the Credit Agreement that Grantors listed on the signature pages hereof shall have entered into this Agreement and undertaken the obligations contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the agreements set forth herein and in the Credit Agreement and in order to induce Lenders to enter into the Credit Agreement, to extend and to continue the extension of credit under the Credit Agreement and to induce Derivative Counterparties to enter into the Derivative Contracts, each Grantor hereby agrees with Secured Party as follows:

         SECTION 1. GRANT OF SECURITY.

         Each Grantor hereby acknowledges and reaffirms the security interest granted by each such Grantor pursuant to the Existing Collateral Documents, which Existing Collateral Documents are being amended, restated and consolidated in their entirety by this Agreement. Each Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor's right, title and interest in and to all of the personal property of

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such Grantor, in each case whether now or hereafter existing, whether tangible or intangible, whether now owned or hereafter acquired, wherever the same may be located and whether or not subject to the Uniform Commercial Code as it exists on the date of this Agreement, or as it may hereafter be amended, in the State of New York (the "UCC") consisting of the following (the "COLLATERAL"):

              (a) all Accounts;

              (b) all Chattel Paper;

              (c) all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

              (d) all Documents;

              (e) all General Intangibles, including all intellectual property, Payment Intangibles and Software;

              (f) all Goods, including Inventory, Equipment, Farm Products and Fixtures;

              (g) all Instruments;

              (h) all Investment Property;

              (i) all Letter-of-Credit Rights and other Supporting Obligations;

              (j) all Records;

              (k) all Commercial Tort Claims, including those set forth on
SCHEDULE 1 annexed hereto; and

              (l) all Proceeds and Accessions with respect to any of the foregoing Collateral.

         Each category of Collateral set forth above shall have the meaning set forth in the UCC) (to the extent such term is defined in the UCC), it being the intention of each Grantor that the description of the Collateral set forth above be construed to include the broadest possible range of assets.

         SECTION 2. SECURITY FOR OBLIGATIONS.

              This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of each Grantor. "SECURED OBLIGATIONS" means with respect to each Grantor, all obligations and liabilities of every nature of such Grantor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Credit Documents and any Derivative Contract. In each case together with all extensions or renewals thereof, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, payments for early termination of Derivative Contracts, fees,

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expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or Derivative Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement (including, without limitation, interest and other amounts that, but for the filing of a petition in bankruptcy with respect to any Grantor, would accrue on such obligations, whether or not a claim is allowed against such Grantor for such amounts in the related bankruptcy proceeding).

         SECTION 3. GRANTORS REMAIN LIABLE.

         Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         SECTION 4. REPRESENTATIONS AND WARRANTIES.

              Each Grantor represents and warrants as follows:

              (a) OWNERSHIP OF COLLATERAL. Except as expressly permitted by the Credit Agreement, such Grantor owns its interests in the Collateral free and clear of any Lien. Except as expressly permitted by the Credit Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, Patent and Trademark Office ("PTO") or Copyright Office.

              (b) PERFECTION. The security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Derivative Counterparties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations. Upon (i) the filing of UCC financing statements naming each Grantor as "debtor", naming Secured Party as "secured party" and describing the Collateral in the filing offices with respect to such Grantor set forth on SCHEDULE 2 annexed hereto, (ii) in the case of the Securities Collateral consisting of certificated securities or evidenced by Instruments, in addition to filing of such UCC financing statements, delivery of the certificates representing such certificated securities and delivery of such Instruments to Secured Party, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (iii) in the case of the Intellectual Property Collateral, in addition to the filing of such UCC financing statements, the recordation of a Grant of Security Interests with the PTO or Copyright Office, as applicable, (iv) in the case of Equipment that is covered by a certificate of title, the filing with the registrar of motor vehicles or other appropriate authority in the applicable jurisdiction of an application requesting the notation of the security interest created hereunder on such certificate of title, and (v), in the case of any Deposit Account and

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any Investment Property constituting a Security Entitlement, Securities Account,
Commodity Contract or Commodity Account, the execution and delivery to Secured Party of an agreement providing for control by Secured Party thereof, all of which filings and actions other than those described in the preceding clause
(iv) and except to the extent otherwise permitted by the Credit Agreement have been made or taken, the security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Derivative Counterparties will continue to constitute perfected security interests and with respect to any such filing or action taken in the future, will constitute, perfected security interests therein prior to all other Liens (except for Permitted Encumbrances and Liens permitted by Section 8.4(d) of the Credit Agreement).

              (c) OFFICE LOCATIONS; TYPE AND JURISDICTION OF ORGANIZATION; LOCATIONS OF EQUIPMENT AND INVENTORY. The chief place of business, the chief executive office and the office where such Grantor keeps its Records regarding the Accounts and all Intellectual Property and all originals of all Chattel Paper that evidence Accounts are, as of the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, located at the locations set forth on SCHEDULE 3 annexed hereto; such Grantor's name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization and organization number provided by the applicable Government Authority of the jurisdiction of organization are set forth on SCHEDULE 3 annexed hereto. All of the Equipment and Inventory is, as of the date hereof, or in the case of an Additional Grantor, the date of the applicable Counterpart, located at the places set forth on SCHEDULE 4 annexed hereto, except for miscellaneous office equipment, vehicles and Inventory in transit in the ordinary course of business.

              (d) NAMES. No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the five year period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, had a different name from the name of such Grantor listed on the signature pages hereof, except the names set forth on SCHEDULE 5 annexed hereto.

              (e) DELIVERY OF CERTAIN COLLATERAL. All certificates or Instruments (excluding checks) evidencing, comprising or representing the Collateral have been delivered to Secured Party duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank other than certificates of title for motor vehicles and other than promissory notes evidencing employee or customer Indebtedness to such Grantor provided that the aggregate amount at any time of such promissory notes to all Grantors not so delivered does not at any time exceed $250,000 in the aggregate.

              (f) SECURITIES COLLATERAL. All of the Pledged Subsidiary Equity set forth on SCHEDULE 6 annexed hereto has been duly authorized and validly issued and is fully paid and non-assessable; all of the Pledged Subsidiary Debt set forth on SCHEDULE 7 annexed hereto has been duly authorized and is the legally valid and binding obligation of the issuers thereof and is not in default; there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Subsidiary Equity; SCHEDULE 6 annexed hereto sets forth all of the Equity Interests and the Pledged Equity owned by each Grantor, and the percentage ownership in each issuer thereof, on the date hereof; and SCHEDULE 7 annexed hereto sets forth all of the Pledged Debt in existence on the date hereof.

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              (g) INTELLECTUAL PROPERTY COLLATERAL. A true and complete list of all Trademark Registrations and applications for any Trademark owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth on SCHEDULE 8 annexed hereto; a true and complete list of all Patents owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth on SCHEDULE 9 annexed hereto; a true and complete list of all Copyright Registrations and applications for Copyright Registrations held (whether pursuant to a license or otherwise) by such Grantor, in whole or in part, is set forth on SCHEDULE 10 annexed hereto; and to the best of such Grantor's knowledge, no Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by such Grantor infringes any Intellectual Property owned by any other Person presently and no claim or litigation is pending or, to such Grantor's knowledge, threatened against or affecting such Grantor contesting its right to sell or use any such Intellectual Property.

              (h) DEPOSIT ACCOUNTS, SECURITY ACCOUNTS, COMMODITY ACCOUNTS.
SCHEDULE 11 annexed hereto lists all Deposit Accounts, Security Accounts and Commodity Accounts owned by each Grantor, and indicates the institution or intermediary at which the account is held and the account number.

              (i) CHATTEL PAPER. Such Grantor has no interest in any Chattel Paper, except as set forth in SCHEDULE 12 annexed hereto.

              (j) LETTER-OF-CREDIT RIGHTS. Such Grantor has no interest in any Letter-of-Credit Rights, except as set forth on SCHEDULE 13 annexed hereto.

              (k) DOCUMENTS. No negotiable Documents are outstanding with respect to any of the Inventory, except as set forth on SCHEDULE 14 annexed hereto.

         SECTION 5. FURTHER ASSURANCES.

              (a) GENERALLY. Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) notify Secured Party in writing of receipt by such Grantor of any interest in Chattel Paper and, at the request of Secured Party, mark conspicuously each item of Chattel Paper and each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) deliver to Secured Party all promissory notes other than promissory notes evidencing employee or customer Indebtedness to such Grantor provided that the aggregate amount at any time of such promissory notes to all Grantors not so delivered does not at any time exceed $250,000 in the aggregate and other Instruments and, at the request of Secured Party, all original

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counterparts of Chattel Paper, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, (iii) (A) file such financing or continuation statements, or amendments thereto, (B) execute and deliver, and cause to be executed and delivered, agreements establishing that Secured Party has control of electronic Chattel Paper, Deposit Accounts, Investment Property and Letter-of-Credit Rights of such Grantor, except to the extent otherwise permitted by the Credit Agreement, and (C) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) at Secured Party's request, appear in and defend any action or proceeding that may affect such Grantor's title to or Secured Party's security interest in all or any part of the Collateral in any material respect, and (v) at Secured Party's request, use commercially reasonable efforts to obtain any necessary consents of third parties to the creation and perfection of a security interest in favor of Secured Party with respect to any Collateral. Each Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers "all assets" or "all personal property" of such Grantor) without the signature of any Grantor.

              (b) SECURITIES COLLATERAL. Without limiting the generality of the foregoing Section 5(a), each Grantor agrees that (i) all certificates or Instruments representing or evidencing the Securities Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party and (ii) it will, upon obtaining any additional Equity Interests or any additional Indebtedness other than employee or customer Indebtedness to such Grantor up to but not to exceed $250,000 in the aggregate for all Grantors, promptly (and in any event within five Business Days) deliver to Secured Party a Pledge Supplement, duly executed by such Grantor, in respect of such additional Pledged Equity or Pledged Debt; PROVIDED, that the failure of any Grantor to execute a Pledge Supplement with respect to any additional Pledged Equity or Pledged Debt shall not impair the security interest of Secured Party hereunder with respect thereto. Upon each such acquisition, the representations and warranties contained in Section 4(f) hereof shall be deemed to have been made by such Grantor as to such Pledged Equity or Pledged Debt, whether or not such Pledge Supplement is delivered.

              (c) INTELLECTUAL PROPERTY COLLATERAL. Without limiting the generality of the foregoing Section 5(a), if any Grantor shall hereafter obtain rights to any new Intellectual Property Collateral or become entitled to the benefit of (i) any Trademark or any reissue, division, continuation, renewal, extension or continuation-in-part of any Trademark or any improvement of any Trademark or (ii) any Patent or any reissue, division, continuation, renewal, extension or continuation-in-part of any Patent or any improvement of any Patent or (iii) any Copyright Registration, application for Copyright Registration or renewals or extension of any Copyright, then in any such case, the provisions of this Agreement shall automatically apply thereto. Each Grantor shall notify Secured Party in writing on a quarterly basis along with each delivery of the Compliance Certificate delivered pursuant to Section 7.1(e) of the Credit Agreement of any of the foregoing rights acquired by such Grantor after the date hereof and of any Trademark Registrations issued or application for a Trademark Registration made, any Patent issued or application for a Patent made, and any Copyright Registrations issued or application for Copyright Registration made, in any such case, after the date hereof. Promptly after the filing of an

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application for any Trademark Registration, Patent or Copyright Registration,
each Grantor shall execute and deliver to Secured Party an IP Supplement, and submit a Grant of Security Interests ("Grant") for recordation with respect thereto in the PTO or Copyright Office, as applicable; PROVIDED, the failure of any Grantor to execute an IP Supplement or submit a Grant for recordation with respect to any additional Intellectual Property Collateral shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto. Upon delivery to Secured Party of an IP Supplement, SCHEDULES 8, 9 AND 10 annexed hereto and SCHEDULE A to each Grant, as applicable, shall be deemed modified to include reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral set forth on SCHEDULE A to such IP Supplement. Upon each such acquisition, the representations and warranties contained in Section 4 (g) hereof shall be deemed to have been made by such Grantor as to such Intellectual Property Collateral, whether or not such IP Supplement is delivered.

              (d) COMMERCIAL TORT CLAIMS. Grantors have no Commercial Tort Claims as of the date hereof, except as set forth on SCHEDULE 1 annexed hereto. In the event that a Grantor shall at any time after the date hereof have any Commercial Tort Claims, such Grantor shall promptly notify Secured Party thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) constitute an amendment to this Agreement by which such Commercial Tort Claim shall constitute part of the Collateral.

         SECTION 6. CERTAIN COVENANTS OF GRANTORS.

              Each Grantor shall:

              (a) not use or permit any Collateral to be used in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral in any material respect;

              (b) give Secured Party at least 30 days' prior written notice of
(i) any change in such Grantor's name, identity or corporate structure and (ii) any reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of such Grantor;

              (c) if Secured Party gives value to enable such Grantor to acquire rights in or the use of any Collateral, use such value for such purposes;

              (d) keep Records of Collateral, which Records shall be correct and accurate in all material respects, at the locations described in SCHEDULE 3 annexed hereto; and

         SECTION 7. SPECIAL COVENANTS WITH RESPECT TO EQUIPMENT AND INVENTORY.

         Each Grantor shall:

              (a) if any Inventory is in possession or control of any of such Grantor's agents or processors, if the aggregate book value of all such Inventory exceeds $50,000, and in any event upon the occurrence and during the continuation of an Event of Default, instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party;

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              (b) if any Inventory is located on premises leased by such
Grantor, use its commercially reasonable efforts to deliver to Secured Party a fully executed Collateral Access Agreement; and

              (c) promptly upon the issuance and delivery to such Grantor of any negotiable Document, deliver such Document to Secured Party.

         SECTION 8. SPECIAL COVENANTS WITH RESPECT TO ACCOUNTS .

              (a) Each Grantor shall, for not less than three years from the date on which each Account of such Grantor arose, maintain (i) Records which shall be complete in all material respects of such Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

              (b) Except as otherwise provided in this subsection (b), each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts. In connection with such collections, each Grantor may take (and, upon the occurrence and during the continuance of an Event of Default at Secured Party's direction, shall take) such action as such Grantor or Secured Party may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; PROVIDED, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default or a Potential Event of Default and upon written notice to such Grantor of its intention to do so, to (i) notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to Secured Party, (ii) notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party, (iii) enforce collection of any such Accounts at the expense of Grantors, and (iv) adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by such Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (A) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17 hereof, and (B) such Grantor shall not, without the written consent of Secured Party, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

         SECTION 9. SPECIAL COVENANTS WITH RESPECT TO THE SECURITIES COLLATERAL.

              (a) FORM OF SECURITIES COLLATERAL. Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or

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larger denominations. The terms of any partnership or limited liability company agreement governing Equity Interests included in the Securities Collateral shall expressly provide that such interest is a security governed by Article 8 of the UCC.

              (b) COVENANTS. Each Grantor shall (i) not, except as expressly permitted by the Credit Agreement, permit any issuer of Pledged Subsidiary Equity to merge or consolidate unless all the outstanding Equity Interests of the surviving or resulting Person are, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding Equity Interests of any other constituent corporation; PROVIDED that, if the surviving or resulting Person upon any such merger or consolidation is a controlled foreign corporation, then such Grantor shall only be required to pledge outstanding Equity Interests of such surviving or resulting Person possessing up to but not exceeding 66% of the voting power of all classes of Equity Interests of such issuer entitled to vote; (ii) cause each issuer of Pledged Subsidiary Equity not to issue Equity Interests in addition to or in substitution for the Pledged Subsidiary Equity issued by such issuer, except to such Grantor; (iii) immediately upon its acquisition (directly or indirectly) of any Equity Interests, including additional Equity Interests in each issuer of Pledged Equity, comply with Section 5(b); PROVIDED that, notwithstanding anything contained in this clause (iii) to the contrary, such Grantor shall only be required to pledge the outstanding Equity Interests of a controlled foreign corporation possessing up to but not exceeding 66% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; (iv) immediately upon issuance of any and all Instruments or other evidences of additional Indebtedness from time to time owed to such Grantor other than employee or customer Indebtedness to such Grantor up to but not to exceed $250,000 in the aggregate for all Grantors, by any obligor on the Pledged Debt, comply with Section 5; (v) promptly deliver to Secured Party all written notices received by it with respect to the Securities Collateral; (vi) at its expense (A) perform and comply in all material respects with all terms and provisions of any agreement related to the Securities Collateral required to be performed or complied with by it, (B) maintain all such agreements in full force and effect and (C) enforce all such agreements in accordance with their terms; and (vii) promptly execute and deliver to Secured Party an agreement providing for control by Secured Party of all Securities Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts of such Grantor.

              (c) VOTING AND DISTRIBUTIONS. So long as no Event of Default shall have occurred and be continuing, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; PROVIDED, no Grantor shall exercise or refrain from exercising any such right if Secured Party shall have notified such Grantor that, in Secured Party's judgment, such action would have a material adverse effect on the value of the Securities Collateral or any part thereof; and (ii) each Grantor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends, other distributions and interest paid in respect of the Securities Collateral; PROVIDED, any and all (A) dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Securities Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Securities Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus; provided that this clause (B) shall not preclude the Grantor from conducting any Asset Sales or liquidations or dissolutions, in each case, to the extent permitted under the Credit Agreement, and (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Securities Collateral, shall be, and shall forthwith be delivered to Secured Party to hold as, Collateral and shall, if received by such Grantor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of such Grantor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with all necessary endorsements); provided that with respect to any dividends and distributions received with respect to the foregoing clause (B), such dividends and distributions shall be delivered and applied as required by the Credit Agreement.

         Upon the occurrence and during the continuation of an Event of Default,
(x) upon written notice from Secured Party to any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; (y) except as otherwise specified in the Credit Agreement, all rights of such Grantor to receive the dividends, other distributions and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Collateral such dividends, other distributions and interest payments; and (z) all dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (ii) of the immediately preceding paragraph or clause (y) above shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Grantor and shall forthwith be paid over to Secured Party as Collateral in the same form as so received (with any necessary endorsements).

              In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, each Grantor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Equity and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Equity would be entitled (including giving or withholding written consents of holders of Equity Interests, calling special meetings of holders of Equity Interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Equity on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Equity or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations, the cure of such Event of Default or waiver thereof as evidenced by a writing executed by Secured Party.

         SECTION 10. SPECIAL COVENANTS WITH RESPECT TO THE INTELLECTUAL PROPERTY
                     COLLATERAL.

              (a) Each Grantor shall:

                  (i) use best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, such Grantor's rights and interests in any property included within the definitions of any Intellectual Property Collateral acquired under such contracts;

                  (ii) take any and all reasonable steps to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Intellectual Property Collateral, including, without limitation, where appropriate entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

                  (iii) if applicable, use proper statutory notice in connection with its use of any of the Intellectual Property Collateral and products and services covered by the Intellectual Property Collateral; and

                  (iv) use a commercially appropriate standard of quality (which may be consistent with such Grantor's past practices) in the production, sale and delivery of products and services sold or delivered under or in connection with the Trademarks.

              (b) Except as otherwise provided in this Section 10, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof. In connection with such collections, each Grantor may take (and, after the occurrence and during the continuance of any Event of Default at Secured Party's reasonable direction, shall take) such action as such Grantor or Secured Party may deem reasonably necessary or advisable to enforce collection of such amounts; provided, Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence and upon the occurrence and during the continuance of any Event of Default, (i) all amounts and proceeds (including checks and Instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash

Collateral and applied as provided by Section 17 hereof, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

              (c) Each Grantor shall have the duty diligently to prosecute, file and/or make, unless and until such Grantor, in its commercially reasonable judgment, decides otherwise, (i) any application for registration relating to any of the Intellectual Property Collateral owned, held or used by such Grantor and set forth on SCHEDULES 8, 9 or 10 annexed hereto, as applicable, that is pending as of the date of this Agreement, (ii) any Copyright Registration on any existing or future unregistered but copyrightable works (except for works of nominal commercial value or with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration), (iii) any application on any future patentable but unpatented innovation or invention comprising Intellectual Property Collateral, (iv) any Trademark opposition and cancellation proceedings, and (v) renew any Trademark or Copyright Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Intellectual Property Collateral. Any expenses incurred in connection therewith shall be borne solely by Grantors. Subject to the foregoing, each Grantor shall give Secured Party notice of any abandonment of any Intellectual Property Collateral such notice to be provided along with each delivery of the Compliance Certificate delivered pursuant to Section 7.1(e) of the Credit Agreement.

              (d) Except as provided herein, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral. Each Grantor shall on a quarterly basis along with each delivery of the Compliance Certificate delivered pursuant to Section 7.1(e) of the Credit Agreement, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the PTO, the Copyright Office or any federal, state, local or foreign court) or regarding such Grantor's ownership, right to use, or interest in any Intellectual Property Collateral. Each Grantor shall provide to Secured Party any information with respect thereto requested by Secured Party.

              (e) In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuance of an Event of Default, hereby assigns, transfers and conveys to Secured Party the nonexclusive right and license to use all Trademarks, tradenames, Copyrights, Patents or technical processes (including, without limitation, the Intellectual Property Collateral) owned or used by such Grantor that relate to the Collateral, together with any goodwill associated therewith, all to the extent necessary to enable Secured Party to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral. This right shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor. If and to the extent that any Grantor is permitted to license the Intellectual Property Collateral, Secured Party shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor's request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to Secured Party pursuant to which (i) Secured Party shall agree not to disturb or interfere with such licensee's rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of Secured Party and the other terms of this Agreement.

         SECTION 11. COLLATERAL ACCOUNT.

         Secured Party is hereby authorized to establish and maintain as a blocked account under the sole dominion and control of Secured Party, a restricted Deposit Account designated as "Hines Collateral Account". All amounts at any time held in the Collateral Account shall be beneficially owned by Grantors but shall be held in the name of Secured Party hereunder, for the benefit of Lenders, as collateral security for the Secured Obligations upon the terms and conditions set forth herein. Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the Collateral Account. Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Government Authority, as may now or hereafter be in effect. All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Secured Party. Each Grantor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit. Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit or short-term Investments in the Collateral Account pending application thereof as elsewhere provided in this Agreement. To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms. Subject to Secured Party's rights hereunder, any interest earned on deposits of cash in the Collateral Account shall be deposited directly in, and held in the Collateral Account.

         SECTION 12. SECURED PARTY APPOINTED ATTORNEY-IN-FACT.

         Each Grantor hereby irrevocably appoints Secured Party as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

              (a) upon the occurrence and during the continuance of an Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Secured Party pursuant to the Credit Agreement;

              (b) upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

              (c) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents, Chattel Paper and other documents in connection with clauses (a) and
(b) above;

              (d) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of Secured Party with respect to any of the Collateral;

              (e) to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Credit Agreement and Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Grantor to Secured Party, due and payable immediately without demand;

              (f) upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

              (g) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantors' expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

         SECTION 13. SECURED PARTY MAY PERFORM.

         If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantors under Section 18(b) hereof.

         SECTION 14. STANDARD OF CARE.

         The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

         SECTION 15. REMEDIES.

              (a) GENERALLY. If any Event of Default shall have occurred and be continuing, Secured Party may, subject to Section 20 hereof, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of any Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Secured Party or any Lender and provide instructions directing the disposition of funds in Deposit Accounts not maintained with Secured Party or any Lender and (vii) provide entitlement orders with respect to Security Entitlements and other Investment Property constituting a part of the Collateral and, without notice to any Grantor, transfer to or register in the name of Secured Party or any of its nominees any or all of the Securities Collateral. Secured Party or any Lender or Derivative Counterparty may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Derivative Counterparties (but not any Lender or Derivative Counterparty in its individual capacity unless Requisite Obligees shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 15 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

              (i) SECURITIES COLLATERAL. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances and the registration rights granted to Secured Party by such Grantor pursuant hereto, each Grantor agrees that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that Secured Party shall have no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Secured Party determines to exercise its right to sell any or all of the Securities Collateral, upon written request, each Grantor shall and shall cause each issuer of any Securities Collateral to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Securities Collateral that may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

              (ii) If Secured Party shall determine to exercise its right to sell all or any of the Securities Collateral pursuant to this Section, each Grantor agrees that, upon request of Secured Party (which request may be made by Secured Party in its sole discretion), such Grantor will, at its own expense (A) execute and deliver, and cause each issuer of the Securities Collateral contemplated to be sold and use commercially reasonable means to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of Secured Party, advisable to register such Securities Collateral under the provisions of the Securities Act and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of Secured Party, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto; (B) use its best efforts to qualify the Securities Collateral under all applicable state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Securities Collateral, as requested by Secured Party; (C) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of
Section 11(a) of the Securities Act; (D) do or cause to be done all such other acts and things as may be necessary to make such sale of the Securities Collateral or any part thereof valid and binding and in compliance with applicable law; and (E) bear all costs and expenses, including reasonable attorneys' fees, of carrying out its obligations under this Section.

              (iii) Without limiting the generality of Sections 10.6 and 11.8 of the Credit Agreement, in the event of any registered offering described herein, each Grantor agrees to indemnify and hold harmless Secured Party, and each Lender and each Derivative Counterparty and each of their respective directors, officers, employees and agents from and against any loss, fee, cost, expense, damage, liability or claim, joint or several, to which any such Persons may become subject or for which any of them may be liable, under the Securities Act or otherwise, insofar as such losses, fees, costs, expenses, damages, liabilities or claims (or any litigation commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement, prospectus or other such document published or filed in connection with such registered offering, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Secured Party and such other Persons for any legal or other expenses reasonably incurred by Secured Party and such other Persons in connection with any litigation, of any nature whatsoever, commenced or threatened in respect thereof (including any and all fees, costs and expenses whatsoever reasonably incurred by Secured Party and such other Persons and counsel for Secured Party and such other Persons in investigating, preparing for, defending against or providing evidence, producing documents or taking any other action in respect of, any such commenced or threatened litigation or any claims asserted). This indemnity shall be in addition to any liability which any Grantor may otherwise have and shall extend upon the same terms and conditions to each Person, if any, that controls Secured Party or such Persons within the meaning of the Securities Act.

              (b) COLLATERAL ACCOUNT. If an Event of Default has occurred and is continuing and, in accordance with Section 9.2 of the Credit Agreement, Company is required to pay to Secured Party an amount (the "AGGREGATE AVAILABLE AMOUNT") equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Company shall deliver funds in such an amount for deposit in the Collateral Account. If for any reason the aggregate amount delivered by Company for deposit in the Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Company shall be apportioned among all outstanding Letters of Credit for purposes of this Section in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the "MAXIMUM AVAILABLE AMOUNT") to the Aggregate Available Amount. Upon any drawing under any outstanding Letter of Credit in respect of which Company has deposited in the Collateral Account an amount described above,

Secured Party shall apply the amount apportioned to such Letter of Credit to reimburse the Issuing Lender for the amount of such drawing. In the event of cancellation or expiration of any Letter of Credit in respect of which Company has deposited in the Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) first, to the payment of any amounts payable to Secured Party pursuant to Section 17 hereof, second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Company has failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), third, to the extent of any further excess, to the payment of any other outstanding Secured Obligations in such order as Secured Party shall elect, and fourth, to the extent of any further excess, to the payment to whomsoever shall be lawfully entitled to receive such funds.

         SECTION 16. ADDITIONAL REMEDIES FOR INTELLECTUAL PROPERTY COLLATERAL.

              (a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, (i) Secured Party shall have the right (but not the obligation) to bring suit, in the name of any Grantor, Secured Party or otherwise, to enforce any Intellectual Property Collateral, in which event each Grantor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and each Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in Sections 10.6 and 11.8 of the Credit Agreement and Section 18 hereof, as applicable, in connection with the exercise of its rights under this Section 16, and, to the extent that Secured Party shall elect not to bring suit to enforce any Intellectual Property Collateral as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property Collateral by others and for that purpose agrees unless such Grantor in its commercially reasonable judgment decides otherwise, to maintain such actions, suits or proceedings against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Secured Party, each Grantor shall execute and deliver to Secured Party an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;
(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral; and (iv) within five Business Days after written notice from Secured Party, each Grantor shall make available to Secured Party, to the extent within such Grantor's power and authority, such personnel in such Grantor's employ as Secured Party may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party's behalf and to be compensated by Secured Party at such Grantor's expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

              (b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing,
(ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Secured Party of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Secured Party shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party; provided, after giving effect to such reassignment, Secured Party's security interest granted pursuant hereto, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Permitted Encumbrances.

         SECTION 17. APPLICATION OF PROCEEDS.

         Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in the following order of priority:

                  FIRST: To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of Grantors, and to the payment of all costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder;

                  SECOND: To the payment of all other Secured Obligations as provided in SECTION 2.5(c) of the Credit Agreement; and

                  THIRD: To the payment to or upon the order of Company, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

         SECTION 18. INDEMNITY AND EXPENSES.

              (a) Grantors jointly and severally agree to indemnify Secured Party, each Lender and each Derivative Counterparty from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's or such Lender's or Derivative Counterparty's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

              (b) Grantors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses in accordance with
Section 10.6 of the Credit Agreement.

              (c) The obligations of Grantors in this Section 18 shall survive the termination of this Agreement and the discharge of Grantors' other obligations under this Agreement, the Derivative Contracts, the Credit Agreement and the other Credit Documents.

         SECTION 19. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS;
                     TERMINATION AND RELEASE.

              (a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the cash collateralization thereof), (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of Section 11.6 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and (B) any Derivative Counterparty may assign or otherwise transfer any Derivative Contract to which it is a party to any other Person in accordance with the terms of such Derivative Contract, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Derivative Counterparties herein or otherwise.

              (b) Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the cash collateralization thereof), the security interest granted hereby (other than with respect to any cash collateral in respect of Letters of Credit) shall terminate and all rights to the Collateral shall revert to the applicable Grantors. Upon any such termination Secured Party will, at Grantors' expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination. In addition, upon the proposed sale or other disposition of any Collateral by a Grantor in accordance with the Credit Agreement for which such Grantor desires a release of security interest from Secured Party, such a release may be obtained pursuant to the provisions of Section 10.10 of the Credit Agreement.

         SECTION 20. SECURED PARTY AS AGENT.

              (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits hereof, Derivative Counterparties. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in
Section 15 hereof in accordance with the instructions of Requisite Obligees. In furtherance of the foregoing provisions of this Section 20(a), each Derivative Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Derivative Counterparty that all rights and remedies hereunder may be exercised solely by Secured Party for the benefit of Lenders and Derivative Counterparties in accordance with the terms of this
Section 20(a).

              (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to Section 10.9 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement and appointment of a successor Agent pursuant to Section 10.9 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under Section 10.9 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party under this Agreement, and the retiring Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

              (c) Secured Party shall not be deemed to have any duty whatsoever with respect to any Derivative Counterparty until it shall have received written notice in form and substance satisfactory to Secured Party from the Derivative Counterparty as to the existence and terms of the applicable Derivative Contract and agreeing to be bound by the terms of this Agreement.

         SECTION 21. ADDITIONAL GRANTORS.

         The initial Grantors hereunder shall be Company, Enviro-Safe, SGUS and Holdings. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become Additional Grantors, by executing a Counterpart. Upon delivery of any such Counterpart to Secured Party, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

         SECTION 22. AMENDMENTS; ETC.

         No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by

Secured Party and, in the case of any such amendment or modification, by Grantors; PROVIDED this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 21 hereof and Grantors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. Each of the parties hereto herby agrees that each of the Existing Collateral Documents to which such person is a party is hereby amended, restated and consolidated as set forth in this Agreement and that upon execution and delivery by each of the parties hereto this Agreement shall supercede each such Existing Collateral Document.

         SECTION 23. NOTICES.

         Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; PROVIDED that notices to Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as provided in Section 11.5 of the Credit Agreement or as set forth under such party's name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

         SECTION 24. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 25. SEVERABILITY.

         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         SECTION 26. HEADINGS.

         Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         SECTION 27. GOVERNING LAW; RULES OF CONSTRUCTION.

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH,

THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION,
SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. The rules of construction set forth in Section 1.3 of the Credit Agreement shall be applicable to this Agreement MUTATIS MUTANDIS.

         SECTION 28. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 23 HEREOF; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 28 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

         SECTION 29. WAIVER OF JURY TRIAL.

         GRANTORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GRANTOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR GRANTORS AND SECURED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GRANTORS AND SECURED PARTY HAVE ALREADY RELIED ON THIS WAIVER

IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH GRANTOR AND SECURED PARTY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 29 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         SECTION 30. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

         SECTION 31. DEFINITIONS.

              (a) Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof shall have the meaning set forth in Articles 1, 8 or 9 of the UCC.

              (b) In addition, the following terms used in this Agreement shall have the following meanings:

         "ADDITIONAL GRANTOR" means a Subsidiary of Company that becomes a party hereto after the date hereof as an additional Grantor by executing a Counterpart.

         "BENEFICIARY" means Agent, each Lender and each Derivative
Counterparty.

         "COLLATERAL" has the meaning set forth in Section 1 hereof.

         "COPYRIGHT OFFICE" means the United States Copyright Office or any successor or substitute office in which it is necessary or, in the opinion of Secured Party, necessary to record a Grant in order to create or perfect Liens on Copyrights, Copyright Registrations and Copyright Rights.

         "COPYRIGHTS" means all items under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, the works set forth on SCHEDULE 10 annexed hereto, as the same may be amended pursuant hereto from time to time).

         "COPYRIGHT REGISTRATIONS" means all copyright registrations issued to any Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations set forth on SCHEDULE 10 annexed hereto, as the same may be amended pursuant hereto from time to time).

         "COPYRIGHT RIGHTS" means all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements), the right (but not the obligation) to renew and extend Copyright Registrations and any such right and to register works protectable by copyright and the right (but not the obligation) to sue in the name of any Grantor or in the name of Secured Party or Lenders for past, present and future infringements of the Copyrights and any such right.

         "COUNTERPART" means a counterpart to this Agreement entered into by a Subsidiary of Company pursuant to Section 21 hereof.

         "CREDIT AGREEMENT" has the meaning set forth in the Preliminary Statements of this Agreement.

         "DERIVATIVE CONTRACT" has the meaning set forth in the Credit
Agreement.

         "DERIVATIVE COUNTERPARTY" means a Person that enters into a derivative agreement with Company or a Subsidiary and is a Lender or an Affiliate of a Lender at the time such agreement is entered into.

         "EQUITY INTERESTS" means all shares of stock, partnership interests, interests in Joint Ventures, limited liability company interests and all other equity interests in a Person, whether such stock or interests are classified as Investment Property or General Intangibles under the UCC.

         "EVENT OF DEFAULT" means any Event of Default as defined in the Credit Agreement or, after payment in full of all Obligations under the Credit Agreement and the other Credit Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the occurrence of an Early Termination Date (as defined in a Master Agreement in the form prepared by the International Swap and Derivatives Association, Inc. or a similar event under any similar swap agreement) under any Derivative Contract.

         "GRANT" means a Grant of Trademark Security Interest, substantially in the form of EXHIBIT I annexed hereto, and a Grant of Patent Security Interest, substantially in the form of EXHIBIT II annexed hereto, and a Grant of Copyright Security Interest, substantially in the form of EXHIBIT III annexed hereto.

         "INTELLECTUAL PROPERTY COLLATERAL" means, with respect to any Grantor all right, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) in and to all

              (a) Copyrights, Copyright Registrations and Copyright Rights, including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of such Grantor), authored (as a work for hire for the benefit of such Grantor), or acquired by such Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits);

              (b) Patents;

              (c) Trademarks, Trademark Registrations, the Trademark Rights and goodwill of such Grantor's business symbolized by the Trademarks and associated therewith; and

              (d) all trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information.

         "IP SUPPLEMENT" means an IP Supplement, substantially in the form of
EXHIBIT V annexed hereto.

         "PATENTS" means all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by a Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications set forth on SCHEDULE 9 annexed hereto), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

         "PLEDGED DEBT" means the Indebtedness from time to time owed to a Grantor, including the Indebtedness set forth on SCHEDULE 7 annexed hereto and issued by the obligors named therein, the Instruments and certificates evidencing such Indebtedness and all interest, cash or other property received, receivable or otherwise distributed in respect of or exchanged therefor.

         "PLEDGED EQUITY" means all Equity Interests now or hereafter owned by a Grantor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing, including those owned on the date hereof and set forth on SCHEDULE 6 annexed hereto, the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto and all distributions, dividends and other property received, receivable or otherwise distributed in respect of or exchanged therefor.

         "PLEDGED SUBSIDIARY DEBT" means Pledged Debt owed to a Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of such Grantor, of which such Grantor is a direct or indirect Subsidiary or that controls, is controlled by or under common control with such Grantor.

         "PLEDGED SUBSIDIARY EQUITY" means Pledged Equity in a Person that is, or becomes a direct Subsidiary of a Grantor.

         "PLEDGE SUPPLEMENT" means a Pledge Supplement, in substantially the form of EXHIBIT IV annexed hereto, in respect of the additional Pledged Equity or Pledged Debt pledged pursuant to this Agreement.

         "REQUISITE OBLIGEES" means either (i) Majority Lenders or (ii), after payment in full of all Obligations under the Credit Agreement and the other Credit Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of the (A) aggregate notional amount under all Derivative Contracts (including Derivative Contracts that have been terminated) or (B) if all Derivative Contracts have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Derivative Contracts.

         "SECURED OBLIGATIONS" has the meaning set forth in Section 2 hereof.

         "SECURITIES COLLATERAL" means, with respect to any Grantor, the Pledged Equity, the Pledged Debt and any other Investment Property in which such Grantor has an interest.

         "TRADEMARKS" means all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by a Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks specifically set forth on SCHEDULE 10 annexed hereto).

         "TRADEMARK REGISTRATIONS" means all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications set forth on SCHEDULE 10 annexed hereto).

         "TRADEMARK RIGHTS" means all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries.

         "UCC" has the meaning set forth in Section 1 hereof.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                  HINES NURSERIES, INC.

                                  By: /S/  CLAUDIA M. PIEROPAN
                                      ------------------------------------------
                                      Name: Claudia M. Pieropan
                                      Title: Chief Executive Officer, Secretary
                                             and Treasurer

                                       Notice Address: 12621 Jeffrey Road
                                                       Irvine, CA 92620

                                  ENVIRO-SAFE LABORATORIES, INC.

                                  By: /S/  CLAUDIA M. PIEROPAN
                                      ------------------------------------------
                                      Name: Claudia M. Pieropan
                                      Title: Chief Executive Officer, Secretary
                                             and Treasurer

                                  Notice Address: 12621 Jeffrey Road
                                                  Irvine, CA 92620

                                  HINES SGUS INC.

                                  By: /S/  CLAUDIA M. PIEROPAN
                                      ------------------------------------------
                                      Name: Claudia M. Pieropan
                                      Title: Chief Executive Officer, Secretary
                                             and Treasurer

                                  Notice Address: 12621 Jeffrey Road
                                                  Irvine, CA 92620

                                  HINES HORTICULTURE, INC.

                                  By: /S/  CLAUDIA M. PIEROPAN
                                      ------------------------------------------
                                      Name: Claudia M. Pieropan
                                      Title: Chief Executive Officer, Secretary
                                             and Treasurer

                                  Notice Address: 12621 Jeffrey Road
                                                  Irvine, CA 92620

                                  DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                  as Agent and Secured Party

                                  By: /S/  MARK E. FUNK
                                      ------------------------------------------
                                      Name: Mark E. Funk
                                      Title: Director